NOVEN ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Noven Reports Quarterly EPS of $0.11
Novogyne Joint Venture Reports Quarterly Net Income of $23 Million

Miami, FL, May 8, 2008 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the quarter ended March 31, 2008 (the “2008 Quarter”). For the 2008 Quarter, Noven reported net revenues of $21.5 million, net income of $2.6 million, and diluted earnings per share of $0.11.

Peter Brandt, Noven’s recently-appointed President and Chief Executive Officer, commented: “Noven’s first quarter results illustrate the earnings power of our Novogyne Pharmaceuticals joint venture. Compared to the first quarter of last year, Novogyne’s net revenues increased 19% to $39.5 million, and its net income increased 42% to $23.0 million. Our quarterly results also illustrate, however, the challenges facing our Noven Transdermals business, with production and quality issues significantly reducing this unit’s revenues and profitability. Addressing these issues is a top priority of the organization.” Brandt was appointed President, CEO and director of Noven on April 29, 2008. Previously, he served as President of Pfizer’s U.S. Pharmaceuticals Operations, having spent 28 years in the Pfizer organization.

Noven First Quarter Results
Noven’s financial results for the 2008 Quarter included the results of operations of Noven Therapeutics (formerly JDS Pharmaceuticals, LLC), a specialty pharmaceutical company acquired by Noven in August 2007. Noven Therapeutics is an integral part of Noven’s ongoing transition from primarily a transdermal drug delivery company to a broader-based specialty pharmaceutical company.

For the 2008 Quarter, Noven reported net income of $2.6 million or $0.11 diluted earnings per share, compared to net income of $5.0 million or $0.20 diluted earnings per share for the quarter ended March 31, 2007 (the “2007 Quarter”).

Noven’s net revenues for the 2008 Quarter were $21.5 million, 11% higher than the $19.3 million reported in the 2007 Quarter. This increase reflects the addition of $5.7 million in Pexeva® and Lithobid® product sales, as well as increased license and contract revenues, primarily due to amortization of deferred revenue from additional Daytrana™ sales milestones received in 2007. These increases were largely offset by lower transdermal product revenues, primarily due to production issues in transdermal manufacturing.

Gross margin, as a percentage of net product revenues, was 30% in the 2008 Quarter compared to 43% in the 2007 Quarter. Quarterly gross margin was adversely affected by inventory write-offs primarily related to an equipment failure in transdermal manufacturing, as well as increased quality assurance activities and costs, primarily related to Daytrana™ production, both of which served to offset the impact of higher gross margins reported by Noven Therapeutics. The equipment failure has been corrected.

Some patients and caregivers continue to have difficulty removing the release liner of some Daytrana™ patches, similar to the concerns that led to the September 2007 voluntary market withdrawal of a portion of Daytrana™ product. Noven and Shire continue to review and monitor release liner complaints and the manufacturing process to determine whether modifications to the product or process can improve the long-term ease of use and address the issues raised by the FDA in the pending warning letter. There is no assurance that there will be a satisfactory resolution to this issue.

Research and development expenses in the 2008 Quarter decreased 4% to $3.3 million. Selling and marketing expenses in the 2008 Quarter increased to $4.8 million from $0.2 million in the 2007 Quarter, primarily due to the addition of Noven Therapeutics. General and administrative expenses increased $1.8 million, or 36%, due to increased accounting and other professional fees, related in part to the addition of Noven Therapeutics.

In the 2008 Quarter, Noven recognized $8.3 million in earnings from Novogyne, an increase of 69% compared to the 2007 Quarter.

Novogyne First Quarter Results
Novogyne’s net income for the 2008 Quarter increased 42% to $23.0 million, compared to $16.2 million in the 2007 Quarter. Net revenues at Novogyne increased 19% to $39.5 million, primarily due to increased pricing and, to a lesser extent, increased unit sales of Vivelle-Dot®. Novogyne’s gross margin percentage for the 2008 Quarter increased slightly to 80%. Selling, general and administrative expenses decreased 11%, reflecting lower samples expense due to timing of sample shipments from Noven. In the 2008 Quarter, Novogyne satisfied the $6.1 million annual preferred profit distribution to Novartis Pharmaceuticals Corporation (Noven’s joint venture partner) required by the joint venture agreements, as it did in the 2007 quarter.

Noven Balance Sheet
At March 31, 2008, Noven had $27.7 million in cash and cash equivalents, $12.7 million in short-term investments, and $22.9 million in other investments (non-current). This compares with $14.0 million in cash and cash equivalents, $21.6 million in short term investments and $32.8 million in other investments (non-current) at December 31, 2007.

Noven’s investments at March 31, 2008 consisted of auction rate securities (“ARS”) with a fair value of $35.6 million, $22.9 million of which have been classified as non-current on Noven’s balance sheet following failed auctions occurring since mid-February 2008. Noven’s ARS are collateralized primarily by tax-exempt municipal bonds, and to a lesser extent, guaranteed student loans. Noven does not hold any ARS collateralized by mortgages or collateralized debt obligations. Noven believes its ARS are of high credit quality, as over 80% carry an AAA or AA credit rating, and all are considered investment grade securities. As of March 31, 2008, Noven recorded a temporary change in fair value of $0.5 million relating to its ARS. Subsequent to March 31, 2008, Noven liquidated $12.7 million of its ARS at par value, bringing the total ARS liquidated by Noven since mid-February to $30.2 million, all liquidated at par value.

Prescription Update
Total prescriptions for Vivelle-Dot® increased 7% in the 2008 Quarter compared to the 2007 Quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 4%. By comparison, the overall U.S. hormone therapy market decreased 6% for the same period. Total prescriptions for Daytrana™ (launched in June 2006) decreased 5% in the 2008 Quarter compared to the 2007 Quarter. Prescriptions for ADHD stimulant therapies as a class increased 7% for the same period. Total prescriptions for Pexeva® increased 5% in the 2008 Quarter compared to the 2007 Quarter, and total prescriptions for the SSRI class of antidepressants increased 1% for the same period.

The Year Ahead
“In the balance of 2008, we will be focused on advancing and improving the three key areas of Noven’s business,” said Brandt. “Novogyne will be working to extend the market leadership position of Vivelle-Dot® in the transdermal estrogen market and to continue to gain share of the overall estrogen therapy market. At Noven Transdermals, significant resources will remain committed to addressing the production, quality and FDA issues facing that unit. At Noven Therapeutics, we are planning the expected launch of Stavzor™ for bipolar disorder, migraine therapy and epilepsy, as well as the commencement of Phase 3 studies for Mesafem™, our non-hormonal therapy for menopausal symptoms.”

“With respect to Mesafem™, we recently received feedback from the FDA on our revised protocol for proposed Phase 3 clinical trials,” said Brandt. “This feedback provides clarity on the FDA’s expectations for the clinical program, and we expect to begin the Phase 3 program in 2008.”

Brandt continued: “In addition to the specific objectives of our three business units, we will be analyzing all areas of investment and spending at Noven to determine whether they appropriately advance our goal of enhancing value for shareholders.”

Conference Call
A conference call with management relating to Noven’s financial results will be webcast live at www.noven.com beginning at 8:30 a.m. Eastern time this morning, May 8. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay will be available beginning May 8 through May 10 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 282673. The conference call is expected to contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the research, development, manufacture, marketing and sale of prescription pharmaceutical products. Noven’s business and operations are focused in three principal areas – transdermal drug delivery, the Novogyne joint venture, and its Noven Therapeutics specialty pharmaceutical unit.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control.

By category and not necessarily listed in order of priority, these risks and uncertainties include: Regulatory Matters - the risk that Noven’s response to the FDA warning letter that Noven received in January 2008 may not be acceptable to the FDA or adequately address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or product recall, injunction, seizure, suspension of production and/or withdrawal of product approval would have a material adverse effect on Noven, including the loss of product sales, potentially significant costs associated therewith and the potential for litigation related to this matter; Daytrana™ - the risk that Daytrana™ could be adversely affected by a number of factors, including: (i) issues relating to difficulties in removing the release liner from the Daytrana™ patch, including if Noven is unable to improve the long-term ease of use of use of the product or adequately resolve the Daytrana-related issues raised by the FDA in the warning letter and August 2007 Form 483, (ii) new market entrants, including from other ADHD products marketed or under development by Shire, (iii) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, and (iv) delays or inability to obtain necessary DEA methylphenidate procurement quota; the risk that any adverse effect to the market for Daytrana™ due to the foregoing or other factors could adversely affect Noven’s results of operations and/or its financial position, including limiting Noven’s ability to achieve the additional milestone payments under its agreement with Shire, and the risk that past Daytrana™ results may not be indicative of future Daytrana™ results; Noven’s Pipeline - uncertainties as to the cost, timing and success of ongoing and planned clinical trials, including with respect to Mesafem, and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approval of Stavzor™ and other products, including timing; the possibility that the Stavzor™ launch may be delayed; the risk that any expected period of exclusivity for a new product may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the risk that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; the impact of competitive responses to Noven’s sales, marketing and strategic efforts, and the risk that Noven’s development partners may have priorities that are different from or conflict with those of Noven, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development program; Liquidity – liquidity and investment risks related to Noven’s auction rate securities, including the risk that Noven’s liquidity will be adversely affected to the extent that auctions for its auction rate securities experience further failures and the risk that Noven would be required to record an additional impairment charge if Noven determines that it is necessary to lower the carrying value of its auction rate securities to reflect the prevailing fair market value; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch® product; and risks and uncertainties related to the fact that Vivelle-Dot® comprises a substantial majority of Novogyne’s aggregate total prescriptions; Other – risks associated with Noven’s current transition of executive leadership. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Noven Pharmaceuticals, Inc. and Subsidiaries

Statements of Operations Data:
(amounts in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Product revenues – Novogyne
Product sales, net	$2,431	$5,369
Royalties	2,180	1,765

Total net product revenues – Novogyne	4,611	7,134
Product revenues, net – third parties	11,585	8,472

Total net product revenues	16,196	15,606
License and contract revenues	5,286	3,709

Total net revenues	21,482	19,315
Costs Expenses:
Cost of products sold – Novogyne	3,326	2,959
Cost of products sold – third parties	7,892	5,968

Total cost of products sold	11,309	8,927
Research and development	3,319	3,466
Selling and marketing	4,823	240
General and administrative	7,022	5,181

Total costs and expenses	26,473	17,814

Income (loss) from operations	(4,991)	1,501
Equity in earnings of Novogyne	8,267	4,903
Interest income, net	622	1,632

Income before income taxes	3,898	8,036
Provision for income taxes	1,306	3,000

Net income	$2,592	$5,036

Basic earnings per share	$0.11	$0.20

Diluted earnings per share	$0.11	$0.20

Weighted average number of common shares outstanding:
Basic	24,560	24,738

Diluted	24,665	25,384

	As of

	March 31,
Balance Sheet Data:	2008	December 31, 2007

(amounts in thousands) (unaudited)
Cash and cash equivalents	$27,665	$13,973
Short-term investments	12,725	21,565
Other investments (non-current)	22,910	32,835
Investment in Novogyne	21,661	24,310
Total assets	279,537	286,698
Deferred license and contract revenues	100,304	105,244
Stockholders’ equity	137,276	134,294